CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2002 relating to the financial statements and financial statement schedule, which appears in the Annual Report on Form 10-K of Evolving Systems, Inc. for the year ended December 31, 2001.


PricewaterhouseCoopers LLP
Denver, Colorado
May 31, 2002